Summary of director charitable contribution arrangement between the Registrant and Arthur C. Martinez.

Effective as of April 10, 2007, Arthur C. Martinez (the “Director”), a director of International Flavors & Fragrances Inc. (the “Company”) since 2000, is entitled to direct the Company to contribute $500,000 after the Director’s death to eligible charitable or educational institutions, as defined under the International Flavors & Fragrances Inc. Director Charitable Contribution Program (the “Program”). The Company entered into this arrangement with the Director (the “Director Charitable Contribution Arrangement”) following notification that the Director’s 2003 enrollment in the Program had not occurred. Enrollment in the Program for any new or additional directors closed on May 14, 2003 and the Company is providing the Director the benefit of such Program on an equivalent basis. To the extent practicable, the Director Charitable Contribution Arrangement will be governed by the terms of the Program. The Company will self-fund the Director Charitable Contribution Arrangement.